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                                                                    EXHIBIT 21.1

                          GOLF TRUST OF AMERICA, INC.
                              LIST OF SUBSIDIARIES

GTA GP, Inc., a Maryland corporation

GTA LP, Inc., a Maryland corporation

Golf Trust of America, L.P., a Delaware limited partnership in which GTA GP, Inc. is the sole general partner.

Sandpiper-Golf Trust, LLC, a California limited liability company

GTA Tierra Del Sol, LLC, a South Carolina limited liability company

GTA Osage, LLC, a South Carolina limited liability company

GTA Palm Desert, LLC, a South Carolina limited liability company

GTA Brentwood, LLC, a South Carolina limited liability company

GTA Management, LLC, a South Carolina limited liability company

Sandpiper GTA Development, Inc. (DISSOLVED EFFECTIVE 12/31/99)